Exhibit 99.1

Press Release

Basin Water, Inc. Reports Third Quarter 2006 Results; Quarterly Revenues at $4.8 Million, Nine-Month Revenues Increase 75% from 2005 to $13.5 Million

RANCHO CUCAMONGA, Calif., November 14, 2006 — Basin Water, Inc. (Nasdaq:BWTR) today reported financial results for the quarter and nine months ended September 30, 2006.

For the third quarter of 2006, revenues of $4.8 million were a slight improvement over the third quarter of 2005. Meanwhile, 2006 nine-month revenues increased by 75% to $13.5 million compared to $7.7 million for the first nine months of 2005. System sales revenues for the third quarter 2006 were $3.9 million compared to $4.2 million in the same period in 2005. The nine-month 2006 system sales revenue grew 81% over the same period of 2005. Operating contract revenues continue to increase compared to the prior year as a result of growth in placement of our groundwater treatment systems.

Gross profit decreased by $1.6 million during the third quarter of 2006 to $0.3 million compared to $1.9 million during the third quarter of 2005. This decrease was primarily due to higher than anticipated costs of $0.9 million on a single large system. This project is now substantially complete and we expect no further costs on the project. We also experienced lower than normal margins on two projects involving the construction of buildings for clients. Gross profit for the first nine months of 2006 was $2.8 million compared to $2.9 million for the same period in 2005.

Gross profit as a percentage of revenues was 6% for the third quarter and 21% for the nine months ended September 30, 2006 compared to gross profit of 41% and 37% for the comparable periods of 2005, respectively. The decrease in gross profit percentage in 2006 compared to 2005 is due to higher than anticipated costs in excess of $1.0 million on a single large system, coupled with low margins on two projects involving the construction of buildings. Excluding this large system sale project and the two projects involving the construction of buildings, our system sales gross profit as a percentage of system sales revenues would be in line with our typical margins. Our contract operations gross profit was impacted by higher volume-related contract operating costs and increased field service labor and engineering expense. Basin Water continues to expand its field service and engineering staff in anticipation of future volume growth.

During the third quarter of 2006, selling, general and administrative (SG&A) expense increased to $1.6 million compared to $0.8 million in the third quarter of 2005. SG&A expense was $4.0 million for the first nine months of 2006, compared to $1.9 million for the first nine months of 2005. As a percentage of revenues, SG&A expense was 32% of revenues for the third quarter of 2006 and 30% of revenues for the nine months ended September 30, 2006, compared to 17% of revenues in the third quarter of 2005 and 25% of revenues for the nine months ended September 30, 2005. The year-to-date increase in SG&A expense was primarily attributable to an increase of $1.0 million in personnel related costs associated with Basin Water’s growth, an increase of $0.6 million in stock-based compensation expense in 2006 and an increase of $0.3 million in public company expense, primarily accounting fees and directors fees and expenses.

We reported a loss from operations of $1.5 million for the third quarter of 2006 compared to income from operations of $0.9 million in the third quarter of 2005, as well as a loss from operations of $1.7 million for the nine months ended September 30, 2006 compared to income from operations of $0.4 million for the same period in 2005.

In May 2006, Basin Water registered and sold 6.9 million shares of common stock in its initial public offering. After offering costs and expenses, the net proceeds were approximately $75.2 million. From the initial public offering proceeds, Basin Water repaid approximately $9.0 million of long-term debt. As a result, the remaining unamortized fair value of warrants of $1.5 million related to this debt and associated unamortized loan costs of $0.4 million were expensed as non-cash charges during the second quarter of 2006. These charges accounted for a significant portion of interest expense of $2.7 million for the nine months ended September 30, 2006.

Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased to a negative $1.2 million during the first nine months of 2006, compared to EBITDA of $0.8 million in the first nine months of 2005. A complete reconciliation containing adjustments from GAAP net loss to EBITDA is included at the end of this release.

The Chief Executive Officer of Basin Water, Peter Jensen, commented, “While we are disappointed in the higher than anticipated costs we incurred on one of our large centralized plants, the Company has used this experience to its benefit in the future design of similar plants. We are encouraged with our continued growth in contracts with our customers, as the installed base of long-term contracts continues to increase at a rapid level. During the first nine months of 2006, we entered into several operating contracts in Southern California, as well as new operating contracts in Arizona and New Jersey.”

Mr. Jensen added, “We would like to welcome our new President and Chief Operating Officer, Mike Stark, to our management team. In his role with Basin Water, he will be responsible for sales and marketing, production, engineering and field services. Mike brings a wealth of management experience in the water services industry to Basin Water, and we are already beginning to feel the impact of his experience and business acumen on our operations. We believe that Mike will make a tremendous contribution to the future growth and success of Basin Water over the coming years.”

Conference Call

The company will provide more detail regarding its second quarter results in a conference call and web cast to be held today, November 14, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, providing reliable sources of drinking water for many communities. Basin Water has developed a proprietary, scalable ion-exchange wellhead treatment system that reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Form S-1 and Quarterly Report for the quarter ended September 30, 2006 on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$4,846	$4,800	$13,512	$7,678
Cost of revenues	4,537	2,854	10,707	4,814

Gross profit	309	1,946	2,805	2,864
Research and development expense	284	219	506	536
Selling, general and administrative expense	1,563	807	4,010	1,912

Income (loss) from operations	(1,538)	920	(1,711)	416
Other income (loss)	757	(108)	(1,431)	(279)

Income (loss) before taxes	(781)	812	(3,142)	137
Income tax benefit	—	—	—	—

Net income (loss)	$(781)	$812	$(3,142)	$137

Net income (loss) per share:
Basic	$(0.04)	$0.08	$(0.21)	$0.01
Diluted	$(0.04)	$0.06	$(0.21)	$0.01

Non-GAAP Measure

This press release includes the use of EBITDA, which is a “non-GAAP” financial measure within the meaning of SEC Regulation G. In evaluating its business, the company considers and uses EBITDA as a supplemental measure of its operating performance. EBITDA is defined as net income or loss before interest expense, income tax expense, depreciation and amortization. The company believes use of EBITDA facilitates operating performance comparisons from period to period and company to company by removing potential differences caused by variations in capital structures (affecting primarily relative interest expense), the book amortization of intangibles (affecting relative amortization expense), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and other non-cash charges. The company believes that, by eliminating such effects, EBITDA provides a meaningful measure of overall corporate performance exclusive of our capital structure, and the method and timing of our expenditures associated with building and placing our systems. The company also presents EBITDA because it believes EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as analytical tool, and when assessing the company’s performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.

We compensate for the foregoing limitations by relying primarily on our GAAP results and using EBITDA only supplementally. EBITDA is calculated as follows for the periods presented:

	Nine Months Ended September 30,
	2006	2005
	(In thousands)
Net income (loss)	$(3,142)	$137
Add: interest expense (1)	2,679	320
Less: interest and other income	(1,248)	(41)
Add: depreciation and amortization	539	339
Add: income tax expense	—	—

EBITDA (2)	$(1,172)	$755

(1)	Interest expense includes portions of the fair value of warrants that constitute debt discount, but excludes amortization of debt discount already included in amortization expense.

(2)	Not considered in the calculation of EBITDA are the following:

a)	Stock-based compensation expense, which includes amortization of deferred compensation expense. We recorded approximately $0.6 million in stock-based compensation expense for the nine months ended September 30, 2006.

b)	Expense related to the fair value of warrants, which consists of the amortization of deferred charges representing the excess of the fair value of our common stock over the exercise price of warrants issued. We recorded approximately $0.2 million in expense related to the fair value of warrants for the nine months ended September 30, 2006.

c)	Other warrant charges, which represents the fair value of warrants issued to two customers in connection with sales of groundwater treatment systems. We recorded approximately $0.4 million in other warrant charges during the nine months ended September 30, 2006.

SOURCE: Basin Water, Inc.

Basin Water, Inc.

Tom Tekulve, 909-481-6800

Chief Financial Officer

www.basinwater.com

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